AMENDMENT NO. 2 TO WARRANT AGREEMENT

         Amendment made as of the ____ day of _________, 1996 to that certain Warrant Agreement dated as of September 27, 1994 (the "Warrant Agreement") between Intervest Bancshares Corporation, a Delaware corporation (the "Company") and The Bank of New York, a New York trust company (the "Warrant Agent").

         WHEREAS, the Warrant Agent is acting as warrant agent for the Company in connection with the issuance, division, transfer and exchange of the Company's warrants related to its Class A Common Stock, and

         WHEREAS,   the  Company  has  extended  the  term  of  certain  of  its outstanding warrants and may, from time to time, further extend the term during which the warrants may be exercised.

         In consideration of the foregoing, the Company and the Warrant Agent hereby agree as follows:

         1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

         2. Amendment. (a) The Company has heretofore issued certain warrants pursuant to the Warrant Agreement, consisting of: (i) those certain warrants which presently expire on January 1, 2000, and which warrants, together with such other warrants which may hereafter be issued upon the same terms shall be called the Series 9/27/94 Warrants; and (ii) that certain warrant dated April 4, 1996 related to 300,000 shares of Class A Common Stock, and which warrant shall be called the 4/4/96 Warrant. The Warrant Agreement is hereby amended so as to provide that the Company may hereafter, from time to time, by written notice to the Warrant Agent specifying the revised expiration date, extend the exercise period for any warrants issued by it, including the Series 9/27/94 Warrants and the 4/4/96 Warrant. Attached hereto as Exhibit A is the form of legend to be affixed to or over-stamped on certificates presented by the holders of warrants when the term of such warrant has been so extended or whenever new certificates representing such warrants are issued.

                  (b) The Warrant Agreement is hereby amended to provide that the Warrant Agent shall also act as agent for the Company in accordance with the instructions set forth in the Warrant Agreement for any and all warrants related to its shares of Class B Common Stock, the specific terms of such warrants to be as set forth in the certificates representing such certificates.

         3. Scope of Amendment. Except as expressly amended herein or in any certificate evidencing warrants hereafter issued, the Warrant Agreement, as heretofore amended, shall remain in full force and effect in accordance with its terms and shall apply to any and all warrants related to the purchase of shares of Class A Common Stock or Class B Common Stock that may be issued by the Company.



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         IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed, all as of the day and year first above written.


                              INTERVEST BANCSHARES CORPORATION

                              By:      _________________________________

                              THE BANK OF NEW YORK

                               By:      _________________________________




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                                    EXHIBIT A


                                [FORM OF LEGEND]



                  THE TERM OF THIS WARRANT HAS BEEN EXTENED TO
                 5:00 P.M. NEW YORK TIME, ___________________.

                                     Dated:

                                   Countersigned:
                                   THE BANK OF NEW YORK


                                   By:
                                             Authorized Officer



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